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                                                             EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Newhall Management Corporation and Partners of The Newhall Land and Farming Company:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Numbers 033-53767, 033-53769, 033-58171, 333-15303 and 333-57591) of The
Newhall Land and Farming Company of our report dated January 19, 2000, relating to the consolidated balance sheets of The Newhall Land and Farming Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of The Newhall Land and Farming Company.



                                  /s/ KPMG LLP



Los Angeles, California
March 23, 2000